841 Putnam International Equity Fund
12/31/17 Semi Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 	        Class A	  2,250

72DD2	        Class R	  8
		Class R5  8
                Class R6  755
		Class Y	  934

73A1		Class A	  0.085

73A2		Class R	  0.047
		Class R5  0.106
                Class R6  0.195
		Class Y	  0.156

74U1		Class A	  26,496
		Class B	  320
		Class C	  1,722
	        Class M	  448

74U2		Class R	  164
		Class R5  76
                Class R6  3,899
                Class Y	  6,087

74V1		Class A	  26.17
		Class B	  24.90
		Class C	  25.22
                Class M	  25.47

74V2		Class R   25.71
		Class R5  26.58
                Class R6  26.55
		Class Y	  26.45


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B
Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.